Exhibit 10.19.3

                        AMENDMENT #3 TO DEALER AGREEMENT
                        PRICING AND TRANSFER OF RESERVES

     THIS AMENDMENT #3 (herein "Amendment") to the Dealer Agreement ("Agreement") is made this ___ day of July, 2005 with an effective date of July 1, 2005 ("Effective Date") by and among Conn Appliances, Inc., a Texas corporation ("Conn"), CAI, L.P., a Texas limited partnership ("CAILP"), having their principal places of business at 3295 College Street, Beaumont, Texas 77701 (except as otherwise noted, Conn and CAILP collectively herein referred to as "Dealer"), Federal Warranty Service Corporation, an Illinois corporation having its principal place of business at 260 Interstate North Circle, SE, Atlanta, GA 30339 ("Federal"), and Voyager Service Programs, Inc., a Florida corporation having its principal place of business at 11222 Quail Roost Drive, Miami, Florida 33157 ("Voyager").

WHEREAS, Dealer and Voyager entered into a "Dealer Agreement" stated as effective January 1, 1998 (the "Agreement") concerning the sale by Dealer of Service Contracts covering certain specified merchandise sold by Dealer, under which Service Contracts Voyager was the obligor, and which Service Contracts were administered by Dealer; and

WHEREAS, "Amendment #1" to the Agreement substituted Federal in place of Voyager and CAILP in place of Conn as parties to the Agreement, amended Exhibit A and added Exhibit E, and "Amendment #2" amended the term and termination provisions of the Agreement; and

WHEREAS, The parties desire to provide for additional amendments to the Agreement.


NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and in the Agreement, the parties do hereby agree as follows:


1. Schedule A of the Agreement is hereby replaced with attached Amendment #3 Exhibit A.


2. Paragraph 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "5.1 Federal Fees. "Federal Fee," as that phrase is used herein, shall at inception of this Agreement mean that amount equal to forty percent (40%) of the Contract Prices (net of sales tax collected) of the Service Contracts sold by Dealer or delivered by Dealer in connection with the sale of Covered Merchandise and any renewals thereof. Notwithstanding the foregoing Federal shall have the right to amend the amount of the Federal Fee for prospective sales of Service Contracts, as necessary based on loss experience and actuarial principles, to and only to ensure that the Experience Refund, as described in Paragraph 5.5 and calculated in accordance with Exhibit D, shall be not less than a zero amount for the period from inception of this Agreement to the expiration of all Service Contracts sold pursuant to this Agreement. Federal shall provide Dealer with not less than sixty (60) days notice prior to the effective date of any Federal Fee change, during which Dealer may obtain an independent opinion from an accredited nationwide actuarial firm. If the independent actuarial firm recommends a Federal Fee that is two (2) percentage points or more less than Federal's recommendation, then Federal and Dealer shall instead implement the recommendation of the independent actuarial firm. In addition, prior to the effective date of any Federal Fee increase requested by Federal under this Paragraph, Dealer and Federal shall discuss and may mutually agree to alternative measures intended to create a zero or positive Experience Refund from inception-to-expiration. In any event Dealer shall implement updated Federal Fees within sixty (60) days of notice from Federal."

3. Within ten (10) days following the execution date of this Amendment #3, Voyager and/or Federal shall pay to Dealer the amount of three million, three hundred seven thousand, nine hundred eighteen dollars ($3,307,918). This payment shall fully discharge Voyager and Federal and their affiliates from any obligation to reimburse Dealer or any other party in connection with Service Contract refunds paid by Dealer prior to the Effective Date. Federal shall continue to pay Voyager's share of refunds paid after the Effective Date by Dealer in connection with the cancellation of Voyager-obligor Service Contracts.


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4.   Within ten (10) days following the execution date of this Amendment #3
     Voyager shall transfer all reserves held with respect to the Voyager-obligor Service Contracts to Federal, less the payment to Dealer as indicated in this Paragraph 3 of this Amendment. Of those reserves, two million dollars ($2,000,000) shall become property of Federal and shall be removed from the reserves held for Service Contracts and shall not be considered in any calculation of Experience Refunds.

5. Of the reserves to be transferred by Voyager to Federal, the parties estimate that after the immediate payment described in Paragraph 3 of this Amendment and the one-time payment of $2,000,000 to Federal as set forth in Paragraph 4 of this Amendment, the remaining reserves will include a surplus in the amount of approximately one million, six hundred ninety-two thousand, eighty two dollars ($1,692,082) over and above the amount projected to reimburse Dealer for future Service Contract Losses under the Voyager-obligor Service Contracts. This surplus amount will be added to the Federal Fees collected under the Agreement, and shall be earned on a basis appropriate to the remaining term of the Voyager-obligor Service Contracts, and shall be included in future calculations of the Experience Refund.

6. Except for the amounts specially-designated in Paragraphs 3, 4 and 5 above, all reserves transferred by Voyager to Federal shall be held by Federal as reserves for future claims under the Voyager-obligor Service Contracts issued under the Prior Agreements, and shall be included in future Experience Refund calculations.

7. Exhibit D of the Agreement is hereby amended to reflect that the amount of "unearned Federal Fees" shall be calculated using the pro rata method, over the term of individual Service Contracts beginning on the first day of the tenth (10th) month following the date of sale.

8. Paragraph 5.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "5.3 Contract Holder Refunds. If any Service Contract is cancelled prior to its expiration, Dealer shall pay the Contract Holder the appropriate refund owed to such Contract Holder, in accordance with the terms and conditions of the Service Contract. After paying such a refund, Dealer shall deduct from the next payment due to Federal (under Paragraph 5.1 above), Federal's proportionate share of the refund, which shall be thirty-five percent of the refund paid by Dealer (the percentage of the Federal Fee, less the percentage of Dealer Administrative Compensation retained by Dealer)."


IN WITNESS HEREOF, the parties have signed this Amendment effective as of the date first above written.

Voyager Service Programs, Inc.             Conn Appliances, Inc.

By:   /s/ Joe Erderman                     By: /s/ David Atnip 7/21/05
   --------------------------------           ----------------------------------

Title:    Vice President                   Title:  Treasurer
      -----------------------------              -------------------------------

Federal Warranty Service Corporation                  CAI, L.P.

By:  /s/ Joe Erderman                      By: /s/ David Atnip 7/21/05
   --------------------------------           ----------------------------------

Title:   Vice President                    Title:  Treasurer
      -----------------------------              -------------------------------


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